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NEWS RELEASE---HIBERNIA


For Additional Information:                            For Release:


MEDIA INQUIRES:                                             IMMEDIATE
Jim Lestelle --Senior Vice President,                    August 26, 1996
Manager/Corporate Communications
Office: (504) 533-5482; Home: (504) 488-8826

INVESTOR INQUIRIES:
Dana Combes --  Senior Vice President, Manager/Investor
& Government Relations
Office: (504) 533-2180; Home: (504) 895-8480




  CALCASIEU MARINE MERGER WITH HIBERNIA BECOMES EFFECTIVE;
            A.T.M. NETWORK AVAILABLE IMMEDIATELY

     NEW ORLEANS -- Hibernia National Bank made its

statewide automated teller machine (ATM) network available

to southwest Louisiana today as its merger with CM Bank

Holding Company, parent of Calcasieu Marine National Bank,

became effective.

     Louisiana's largest statewide bank also wasted no time

giving a preview of two of its most popular loan products

which will be available in the region starting Sept. 3:

TABBSLine, a line of credit for small businesses that is

easy as writing a check and offers flexible repayment terms;

and the Louisiana PurchaseLine, a line of credit that gives

consumers pre-approved purchasing power wherever they go.

     Hibernia's full range of products and services will be

available to former Calcasieu Marine customers later this

year when computer systems change over to Hibernia.  Signs

also will be changed at that time.

     "Hibernia brings financial resources, innovation and

the convenience of statewide banking that have never before

been available to Lake Charles and surrounding communities,:

said A. Hartie Spencer, Hibernia's Lake Charles area

president and formerly president of Calcasieu Marine.  "The

reaction to the merger from businesses and individuals has

been encouraging.  This is an exciting day for southwest

Louisiana, and all of us are pleased the partnership is now

official."

     "Local people continue to offer customers the kind of

hometown service that earned Calcasieu Marine such strong

customer loyalty," said Stephen A. Hansel, Hibernia

president and CEO.  "They're also busy serving the

communities where they live and work, but as Hibernia

employees now."



     The transaction had already been approved by regulators

and CM Bank Holding Company shareholders.  Under the terms

of the agreement, Hibernia purchased all of the outstanding

stock of CM Bank Holding Company for approximately $201.7

million.

     With additional pending mergers with $406-million-asset

Texarkana National Bank in east Texas and $254-million-asset

St. Bernard Bank and Trust in suburban New Orleans,

Hibernia's assets will total approximately $8.9 billion.

Hibernia would have 199 banking locations in 29 Louisiana

parishes and one Texas county.  It would be either first,

second or third in deposit market share in 24 of these

parishes and first in the one Texas county.  Hibernia's

Louisiana markets represent approximately 88% of the state's population and deposits.  Its statewide Louisiana market

share would be more than 17%.

     The company's common stock (HIB) is listed on the New

York Stock Exchange.